Exhibit 10.12
Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential
Treatment And Was Filed Separately With The Securities And Exchange Commission.
EXCLUSIVE LICENSE AGREEMENT
BETWEEN
THE HENRY M. JACKSON FOUNDATION FOR THE
ADVANCEMENT OF MILITARY MEDICINE, INC.
AND
RXI PHARMACEUTICALS CORPORATION
     THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of the date of the last signature on the signature page of this document (the “Effective Date”), by and among The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., a tax-exempt corporation organized under the laws of the State of Maryland and having its principal offices at 1401 Rockville Pike, Suite 600, Rockville, Maryland 20852 (the “Foundation”) and RXi Pharmaceuticals Corporation (“RXi”), a corporation organized under the laws of the State of Delaware and having its principal offices at 60 Prescott Street, Worcester, MA 01605 and its wholly-owned subsidiary, Apthera, Inc. (“Apthera”). This Agreement grants a license that can be exploited by either or both of RXi and Apthera, and RXi and Apthera are referred to both individually and collectively throughout as “Licensee” but any termination of this Agreement with respect to either of RXi or Apthera shall terminate this Agreement as to both RXi and Apthera. The Foundation and Licensee sometimes are referred to collectively herein as the “Parties” or individually as a “Party.”
     WHEREAS the Foundation and the Uniformed Services University of the Health Sciences, an institution of higher learning within the Department of Defense, an agency of the United States Government, located at 4301 Jones Bridge Road, Bethesda, Maryland 20814 (“USU”) have agreed to collaborate in the development and commercialization of inventions, patents, trade secrets, and other intellectual property rights; and
     WHEREAS, the Foundation and USU are committed to the policy that ideas or creative works produced at the Foundation and USU should be used for the greatest possible public benefit and that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest; and
     WHEREAS the Foundation, by virtue of assignments from USU (which received assignment(s) from USU inventor(s)), is an owner of certain Patent Rights (as hereinafter defined) and has the right to grant licenses of said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to or retained by the United States Government; and
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     WHEREAS Licensee has represented to Foundation, to induce Foundation to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing, and sale of products similar to the Licensed Products and the use of processes similar to the Licensed Processes (both as hereinafter defined) and is willing to undertake as provided in this Agreement a thorough, vigorous, and diligent program of exploiting the Patent Rights so that public utilization may result therefrom; and
     WHEREAS Licensee desires to obtain from the Foundation, and the Foundation agrees to grant to Licensee, a license upon the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     1.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “controls” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     1.2 “Agreement” means this Agreement, including all Appendices hereto, as the same may be amended from time to time in accordance with the terms hereof.
     1.3 “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in Montgomery County, Maryland are closed.
     1.4 “Confidential Information” means information, disclosed by one Party to the other Party, that is treated as proprietary or confidential by the disclosing Party and, at the time of disclosure, that is marked “proprietary” or “confidential” or that bears a marking or legend of like import restricting its use, copying, or dissemination or that is identified as being confidential in a letter or other written communication sent to the receiving Party prior to or contemporaneously with disclosure to the receiving Party. Any such information that is in another form when disclosed, such as oral or visual, shall be treated as Confidential Information only if and to the extent the disclosing Party informs the receiving Party of the proprietary or confidential nature of the information prior to or at the time of the disclosure, and thereafter creates a written record of the disclosure (marked in accordance with this Agreement) and delivers the written record to the receiving Party promptly, but in no event more than thirty (30) days after the original disclosure to the receiving Party. Confidential Information does not include any
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information that (i) was known to the receiving Party without a duty of confidentiality before receipt from the disclosing Party as evidenced by written records made prior to such receipt or disclosure (when such prior knowledge did not become known to such receiving Party through disclosure by a third party known to the receiving Party to be subject to an obligation to maintain the confidentiality thereof); (ii) is or becomes a matter of public knowledge through no fault of the receiving Party or any of its agents; (iii) is rightfully received by the receiving Party from a third party without a duty of confidentiality; or (iv) is independently developed by the receiving Party as evidenced by written records of the receiving Party.
     1.5 “Field” means (a) with respect to Patent 1, the field of human therapeutics, biomarkers, and diagnostics, and (b) with respect to Patent 2, use of the HER family peptide E75 in combination with Herceptin® and only in the field of human therapeutics, biomarkers, and diagnostics (no licensed use is granted in connection with any other peptides). “Patent 1” and “Patent 2” are defined in Appendix A.
     1.6 The term “License” has the meaning set forth in Section 2.1.
     1.7 “Licensed Process” means any process that: (a) is covered in whole or in part by an unexpired issued or pending claim contained in the Patent Rights, or (b) utilizes any Technology Rights.
     1.8 “Licensed Product” means any product or part thereof that: (a) is covered in whole or in part by an unexpired issued or pending claim contained in the Patent Rights, or (b) is manufactured by using or is employed to practice a Licensed Process or Technology Rights.
     1.9 “Marketing Approval” means the approval or authorization required for the marketing of Licensed Product or Licensed Process in the United States, the European Union, or other country within the Territory, such as the issuance of an approval action by the United States Food and Drug Administration (“FDA”) on an NDA in the United States, or the issuance of its equivalent by the European Medicines Agency in the European Union.
     1.10 “MDACC” means The University of Texas M. D. Anderson Cancer Center.
     1.11 “NDA” means a New Drug Application or Biologics License Application filed with the FDA for Marketing Approval of a Licensed Product or Licensed Process, or an equivalent application filed with any equivalent agency or governmental authority outside the United States.
     1.12 “Net Sales” means the gross revenues received by Licensee or any sublicensee(s) or Affiliate(s) from sales, leases, or other transfers of Licensed Products or Licensed Processes, less the sum of the following: sales discounts actually granted and taken; sales or use taxes actually paid; import or export duties actually paid; outbound transportation expenses actually prepaid or actually allowed; and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount),
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all as recorded by Licensee in Licensee’s official books and records in accordance with generally accepted accounting practices and consistent with Licensee’s financial statements and regulatory filings with the United States Securities and Exchange Commission, if any. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by and on the payroll of Licensee or sublicensees, or for the cost of collections.
     1.13 “Non-commercial Research Purposes” means use of Patent Rights for academic research or other not-for-profit scholarly purposes that are undertaken at a non-profit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.
     1.14 “Non-royalty Sublicense Income” means all sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensees to Licensee on account of sublicenses pursuant to this Agreement.
     1.15 “Patent Rights” means any or all of the following intellectual property to the extent owned or controlled by the Foundation:
          (a) The United States and foreign patents and patent applications listed in Appendix A (including any and all patents and patent applications, if any, that may be added by a future modification or amendment of this Agreement that satisfies the requirements of the last sentence of Section 10.19), and all divisions and continuations of such applications;
          (b) United States and foreign patents issued from the applications listed in Appendix A or from divisionals or continuations of such applications;
          (c) Claims of United States and foreign continuation-in-part applications, and all divisions and continuations of such continuation-in-part applications, and of the resulting patents, to the extent that the claims are directed to subject matter specifically described in the United States or foreign patent applications listed in Appendix A;
          (d) Claims of all foreign and United States counterpart patent applications to (a), (b), or (c) above, and of the resulting patents, to the extent that the claims are directed to subject matter specifically described in the patents or patent applications described in (a), (b), or (c) above; and
          (e) Any reissues, renewals, extensions, or supplementary protection certificates of patents described in (a), (b), (c), or (d) above.
Patent Rights shall not include (c), (d), or (e) above to the extent that the claims are directed to new matter that is not the subject matter described in (a) above.
     1.16 “Person” means any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust,
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unincorporated business or organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary, or other capacity.
     1.17 “Phase III Clinical Trial” means: (a) that portion of the drug development and review process in which an expanded clinical trial is conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of an investigational new drug, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefore; or (b) a similar clinical trial in the European Union or any nation other than the United States. Commencement of a Phase III Clinical Trial shall be deemed to occur upon the administration of Licensed Product (or Licensed Process) or placebo to the first patient enrolled in the Phase III Clinical Trial.
     1.18 “Technology Rights” means the Foundation’s rights in any technical information, know-how, trade secret, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing, or data that are: (a) created before the Effective Date by one or more of the inventor(s) listed in Appendix A, and (b) not specifically claimed in Patent Rights but that are necessary for practicing Patent Rights.
     1.19 “Territory” means worldwide.
     1.20 “Valid Claim” means a claim of: (a) any issued, unexpired Patent Right that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal; or (b) any pending application for Patent Right that has not been cancelled, withdrawn, or abandoned.
ARTICLE II
GRANT OF RIGHTS
     2.1 The Foundation hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, in the Territory and for the Field, a non-exclusive license to practice under the Technology Rights and an exclusive (even as to Foundation, except as provided in Section 2.4, and except when termination of the exclusivity of the license occurs pursuant to Article IX) license (collectively, the “License”) to practice under the Patent Rights and, to the extent not prohibited by other patents, to make, have made, use, have used, sell, have sold, export and import Licensed Products and to practice Licensed Processes, until the expiration of this Agreement, unless this Agreement shall be sooner terminated in accordance with the terms hereof.
     2.2 In order to establish a period of commercial exclusivity for Licensee, the Foundation agrees that it will not grant, in the Territory for the Field, any other license to practice under the Patent Rights or to make, have made, use, have used, sell, have sold, export or import Licensed Products or to practice the Licensed Processes, except as
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required by the obligations related to Section 2.4(a) or as permitted in Section 2.4(b), during the period of time commencing with the Effective Date and ending with the first to occur of:
          (a) The expiration of all Patent Rights;
          (b) A court or tribunal, in a final decision not subject to further appeal, declaring invalid or unenforceable all claims in the Patent Rights;
          (c) The abandonment of all claims in the Patent Rights; or
          (d) The termination of this Agreement or the termination of the exclusivity of the License in accordance with Article IX
     2.3 Subject to the Foundation’s prior approval, which approval shall not be unreasonably withheld or delayed, Licensee shall have the right to grant sublicenses hereunder via written sublicense agreements. The License granted to Licensee hereunder does not extend to any Affiliate of Licensee unless and until such Affiliate enters into a written sublicense agreement with Licensee that is consistent with the requirements hereof and the Foundation approves the written sublicense agreement.
          (a) In all sublicenses granted hereunder, Licensee shall provide that the sublicense is subject and subordinate to all terms and conditions of this Agreement, except: (i) the sublicensee may not grant any sublicenses except with the Foundation’s prior express written approval, and (ii) any royalty or other payment paid by the sublicensee to Licensee may exceed the rate set forth in this Agreement. Licensee shall attach a copy of this Agreement to any sublicense agreement and shall provide a complete copy of the sublicense agreement to the Foundation promptly after signing by the parties thereto.
          (b) Licensee may not receive from any sublicensee anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the Foundation’s prior express written approval, which shall not be unreasonably withheld or delayed.
          (c) Sublicenses may extend past the expiration date of the exclusive period but any exclusivity of such sublicenses shall expire upon the termination or expiration of Licensee’s exclusivity. Upon any termination of this Agreement, sublicensees’ rights shall also terminate, subject to Section 9.3.
     2.4 The granting and exercise of the License is subject to the following conditions:
          (a) The U.S. Government retains a nonexclusive, nontransferable, irrevocable, world-wide, paid-up license to practice all invention(s) covered by the Patent Rights or Technology Rights and to have such invention(s) practiced by or on behalf of the U.S. Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the U.S.
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Government is a signatory.
          (b) The Foundation and the USU reserve the rights to make and use, and grant to others non-exclusive licenses to make and use for Non-commercial Research Purposes the subject matter described and claimed in Patent Rights or Technology Rights.
          (c) Licensee shall cause any Licensed Product produced for use or sale in the United States to be manufactured substantially in the United States.
     2.5 The License granted hereunder shall not be construed to confer any rights upon Licensee (or sublicensees, if any) by implication, estoppel, or otherwise as to any technology not included in the Patent Rights or the Technology Rights as defined herein.
ARTICLE III
LICENSE FEES AND MILESTONE AND
ROYALTY PAYMENTS
     3.1 Licensee shall pay to the Foundation a non-creditable, non-refundable License issue royalty in the sum of [* * *] ([* * *] for Patent 1 Patent Rights and [* * *] for Patent 2 Patent Rights) within thirty (30) after the Effective Date.
     3.2 No later than July 1 of each calendar year after the Effective Date of this Agreement, Licensee shall pay to the Foundation the following minimum annual non-refundable license maintenance royalties: [* * *] for Patent 1 Patent Rights and [* * *] for Patent 2 Patent Rights. Commencing on January 1 of the calendar year immediately after the first sale of a Licensed Product or Licensed Process anywhere in the Territory, and continuing annually thereafter, such minimum annual non-refundable license maintenance royalties shall increase to: [* * *] for Patent 1 Patent Rights and [* * *] for Patent 2 Patent Rights. Payments under this Section 3.2 shall be creditable against other royalties (but not against milestone payments, if any) due pursuant to Sections 3.3 and 3.4 in the same calendar year only, but shall not be credited against any milestone payments nor against royalties due for any other calendar year.
     3.3 In further consideration for the rights to Patent Rights and Technology Rights granted hereunder, Licensee shall pay to the Foundation semi-annually, within sixty (60) days after each calendar half year ending June 30 and December 31, a royalty according to the following schedule and provisions:
          (a) For sales of Licensed Products or Licensed Processes in the U.S.: a royalty of [* * *] of Net Sales until the expiration or termination of the E75 license agreement dated September 11, 2006 between Apthera, MDACC and the Foundation; thereafter [* * *] of Net Sales through the remaining term of this Agreement;
RXi — Foundation License — Optimized E75 (Peoples)

For sales of Licensed Products or Licensed Processes outside the U.S., on a country-by-country basis, a royalty of:
               (i) [* * *] of Net Sales in any and all jurisdictions in which a Licensed Product or Licensed Process is covered by at least one Valid Claim, and
               (ii) In all other jurisdictions, [* * *] of Net Sales until the expiration or termination of the E75 license agreement dated September 11, 2006 between Apthera, MDACC and the Foundation, and [* * *] of Net Sales thereafter.
          (b) Overriding provisions on royalty rates
               (i) Royalty rates for the intellectual property licensed under this Agreement are reduced on a pro rata basis among all licensors such that combined stacking royalties with existing E75 intellectual property are limited to [* * *] where a Licensed Product or Licensed Process is covered by at least one Valid Claim and [* * *] where not covered by a Valid Claim.
               (ii) If the license pursuant to this Agreement is converted to a non-exclusive one and if other non-exclusive licenses in the same field and territory are granted, after such conversion the above royalty rates shall not exceed the royalty rate to be paid by other licensees in the same field and territory during the term of the non-exclusive license.
               (iii) On sales of Licensed Products or Licensed Processes between Licensee and its sublicensees for resale, the royalty shall be paid only on the Net Sales of the sublicensees and not on the Net Sales by Licensee to its sublicensees for resale.
          (c) In the case of sublicenses, Licensee shall also pay to the Foundation a royalty on Non-royalty Sublicense Income according to the following schedule and provisions:
               (i) [* * *] until the expiration or termination of the E75 license agreement dated September 11, 2006 between Apthera, MDACC and the Foundation, and thereafter
               (ii) [* * *] throughout the remaining term of this Agreement.
     3.4 Licensee shall pay to the Foundation the following milestone payment(s) after the associated milestone occurs (in each instance):
          (a) [* * *]; due within thirty (30) days following the issuance of the first patent in the Territory related to any portion of the intellectual property included within the Patent Rights.
RXi — Foundation License — Optimized E75 (Peoples)

          (b) [* * *]; due within thirty (30) days following the start (administration of the first dose to the first patient) of any Phase III trial.
          (c) [* * *]; due within thirty (30) days following the first filing of the first NDA (or equivalent filing) for any Licensed Product.
          (d) [* * *]; due within thirty (30) days following the first Marketing Approval of any Licensed Product; and
          (e) [* * *]; due within six (6) months of the first commercial sale of any Licensed Product anywhere in the Territory.
     3.5 All payments due hereunder shall be paid in full, without deduction for any taxes or other fees imposed by any government or any transfer, collection, or similar charges; any such tax, fee, or charge shall be paid by Licensee.
     3.6 Royalty payments shall be paid, by check or by wire transfer, in United States dollars in Rockville, Maryland, or at such other place and manner as the Foundation may designate in writing consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with any payments due hereunder, such conversion shall be made by using the exchange rate existing in the United States as reported in The Wall Street Journal on the last Business Day of the calendar half-year reporting period to which such payments relate.
     3.7 [* * *] shall be due to the Foundation for any Licensed Product as to which the manufacture, use, lease, or sale, is or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed hereunder.
     3.8 If Licensee is required to pay royalties to a third party to avoid infringing such third party’s intellectual property rights, as documented by a written advice of Licensee’s patent counsel, Licensee shall be entitled to reduce the royalty payments made pursuant to Section 3.3 by the amounts paid to such thirty party; provided, however, that the amounts paid pursuant to Section 3.3 will not be reduced by more than [* * *] and in no event shall be less than [* * *]. Such reduction of royalty payments paid pursuant to Section 3.3 shall occur only in the same calendar year as such required payment is made to such third party. Any such required payment shall not be applied to reduce any milestone payments, nor to reduce any royalties due for any other calendar year.
ARTICLE IV
DUE DILIGENCE
     4.1 Licensee shall use its commercially reasonable efforts to bring one or more of the Licensed Products and the Licensed Processes to market, in the Territory for the Field, through a thorough, vigorous, and diligent program for exploitation of the Patent Rights and to continue active, diligent development and marketing efforts for such
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Licensed Products and Licensed Processes throughout the life of this Agreement. Thereafter, until the expiration of this Agreement, Licensee shall endeavor to keep the Licensed Products and the Licensed Processes continuously available to the public in the Territory for the Field.
     4.2 In addition, Licensee shall adhere to the following milestones:
          (a) Licensee shall deliver to the Foundation on or before sixty (60) days following the Effective Date a business plan showing the estimated amount of money, number and kind of personnel, and time budgeted and planned for each phase of development of the Licensed Products and the Licensed Processes during the period ending on the first anniversary of the Effective Date. Licensee shall provide an updated, similarly detailed business plan to the Foundation each year on or before the anniversary of the Effective Date.
          (b) Licensee shall enter into a Phase III Clinical Trial no later than December 31, 2012 and shall have commenced the first sale of any Licensed Product no later than ten (10) years after the Effective Date. Upon thirty (30) calendar days written notice from Licensor, Licensor may terminate this Agreement if Licensee fails to initiate a Phase III Clinical Trial in the intended patient population of node positive, HER2 1+ and/or 2+ breast cancer in the United States, the European Union, Eastern Europe, Japan, India, China, or other country(ies) as may be mutually agreed by the Parties hereto on or before December 31, 2012, unless before the end of such thirty (30) calendar day period, Licensee provides evidence satisfactory to Licensor that it has initiated the Phase III Clinical Trial. For the avoidance of doubt, Licensee must initiate a Phase III Clinical Trial on or before December 31, 2012 unless specifically requested or demanded otherwise by a strategic collaborative partner (identified by Licensee in writing to Licensor) or the U.S. FDA or equivalent foreign regulatory agency. The December 31, 2012 deadline may be extended as follows:
               (i) At the election of the Licensee, prior to the December 31, 2012 deadline, Licensee may pay to Licensor a [* * *] extension fee (the “Option 1 Fee”) and receive a six (6) month extension of the December 31, 2012 deadline (as extended, the “Option 1 Clinical Trial Date”);
               (ii) Upon Licensee’s timely payment of the Option 1 Fee and upon the mutual agreement of the Parties, prior to the Option 1 Clinical Trial Date, Licensee may pay to Licensor a [* * *] extension fee (the “Option 2 Fee”) and receive a second six (6) month extension of the Option 1 Clinical Trial Date (as extended, the “Option 2 Clinical Trial Date”);
               (iii) Upon Licensee’s timely payments of the Option 1 Fee and the Option 2 Fee and upon the mutual agreement of the Parties, prior to the Option 2 Clinical Trial Date, Licensee may pay to Licensor a [* * *] extension fee (the “Option 3 Fee”) and receive a third six (6) month extension of the Option 2 Clinical Trial Date (as extended, the “Option 3 Clinical Trial Date”).
RXi — Foundation License — Optimized E75 (Peoples)

ARTICLE V
REPORTING
     5.1 No later than sixty (60) days after December 31 of each calendar year, Licensee shall provide to the Foundation a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing, and sales during the most recent twelve (12) month period ended December 31 and plans for the forthcoming year. The Progress Report shall describe the status of Licensee’s efforts to develop and commercialize Licensed Product(s) or Licensed Process(es) in sufficient detail to enable the Foundation to reasonably determine whether anticipated performance and payment milestones have been met and to provide assurance that Licensee is developing Licensed Product(s) or Licensed Process(es). If multiple technologies are covered by the License hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs in any material respect from that anticipated in the plan required under Section 4.2(a), Licensee shall explain the reasons for the difference and propose a modified development plan for the Foundation’s review and approval, not to be unreasonably withheld. Licensee shall also provide any reasonable additional data the Foundation requires to evaluate Licensee’s performance.
     5.2 Licensee shall report to the Foundation the date of the first sale of Licensed Products (or use or sale of Licensed Processes) in each country within thirty (30) days of occurrence.
     5.3 Royalty Reports.
          (a) Licensee shall, commencing December 31, 2011, submit to the Foundation, within sixty (60) days after each calendar half year ending June 30 and December 31 during the term of this Agreement, a Royalty Report setting forth for such half year at least the following information:
               (i) the number of Licensed Products sold by Licensee and all sublicensees in each country;
               (ii) total dollar amount of billings, invoices, and receipts for Licensed Products sold by Licensee and all sublicensees in each country (together with an accounting for currency conversions, if any);
               (iii) an accounting for all Licensed Processes used or sold by Licensee and all sublicensees in each country;
               (iv) the calculation of Net Sales, including applicable deductions;
               (v) the amount of Non-royalty Sublicense Income received by Licensee;
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               (vi) an accounting for any deduction made pursuant to Section 3.8; and
               (vii) the amount of royalty due to the Foundation for the reporting period or, if no royalties are due for any reporting period, the statement that no royalties are due.
Such Royalty Report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties otherwise due pursuant to this Agreement.
          (b) Contemporaneous with the submission of each Royalty Report, Licensee shall pay to the Foundation the amount of royalty due with respect to such half year. If multiple technologies are covered by the License granted hereunder, Licensee shall specify which Patent Rights are utilized for each Licensed Product and Licensed Process included in the Royalty Report.
          (c) Late payments shall be subject to a charge of one and one-half percent (1-1/2%) per month, or $250, whichever is greater.
     5.4 In the event of an acquisition, merger, change of corporate name, or change of organization or identity, Licensee shall notify the Foundation in writing within thirty (30) days of such event.
     5.5 If Licensee or any Affiliate or sublicensee (or optionee) does not qualify or ceases to qualify as a “small entity” as provided by the United States Patent and Trademark Office, Licensee shall notify the Foundation immediately.
ARTICLE VI
RECORD KEEPING
     6.1 Licensee shall keep, and shall require its sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products and Licensed Processes made, used or sold under this Agreement, appropriate to determine the amount of royalties due to the Foundation hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours, on not less than ten (10) days’ prior notice from the Foundation, for examination by an accountant selected by the Foundation, for the sole purpose of verifying reports and payments hereunder, provided that the Foundation shall have the right to conduct such an examination not more than once in any calendar year and only with respect to prior years that have not previously been subject to such examination. In conducting examinations pursuant to this section, the Foundation’s accountant shall have access to all records that the Foundation reasonably believes to be relevant to the calculation of royalties and other payments required under Article III.
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     6.2 The Foundation’s accountant shall not disclose to the Foundation any information other than information relating to the accuracy of reports and payments made hereunder. In cases of inaccurate reports and payment, Licensee shall promptly pay the Foundation any additional sum that would have been payable to the Foundation had the Licensee reported correctly, plus interest on said sum at the rate of one and one half percent (1-1/2%) per month.
     6.3 Such examination by the Foundation’s accountant shall be at the Foundation’s expense, except that if such examination shows an underreporting or underpayment in excess of the greater of (i) five percent (5%) or (ii) Ten Thousand Dollars ($10,000) for any twelve (12) month period, then Licensee shall pay the Foundation the reasonable cost of such examination (as well as any additional sum that would have been payable to the Foundation had the Licensee reported correctly, plus interest on said sum at the rate of one and one half percent (1-1/2%) per month). In addition, if such examination shows an underreporting or underpayment in excess of fifteen percent (15%) or more for any calendar year period, then in addition to the above, Licensee shall pay the Foundation an underpayment penalty fee equal to twenty-five percent (25%) of the amount of the additional sum that would have been payable to the Foundation had the Licensee reported correctly.
ARTICLE VII
DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE
     7.1 Patent 1 Patent Rights.
          (a) Licensee Prosecution
               (i) Foundation grants Licensee the right to be responsible for the preparation, filing, prosecution and maintenance of any and all Patent Rights that relate to the intellectual property described under the “Patent 1” heading of Appendix A (“the Patent 1 Patent Rights”). Licensee agrees to prosecute and maintain at Licensee’s expense the patent applications listed under the “Patent 1” heading of Appendix A. Licensee further agrees to file at Licensee’s expense any additional continuation or divisional application(s) required to retain all embodiments of Patent 1 Patent Rights contained in said patent applications. Licensee agrees not to abandon or otherwise undermine prosecution of any Patent 1 Patent Rights without the prior written approval of the Foundation.
               (ii) Licensee shall consult with the Foundation as to the preparation, filing, prosecution and maintenance of the Patent 1 Patent Rights and agrees to keep the Foundation promptly and fully informed of the course of patent prosecution of the Patent 1 Patent Rights, by providing the Foundation with copies of all documents relevant to any such preparation, filing, prosecution, or maintenance, including but not limited to substantive communications and notices, search reports, third party observations submitted to or received from patent offices throughout the Territory,
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foreign patent applications, Office Actions and Examination Reports from patent offices, and proposed draft responses. The Foundation shall have the right to review all such documents, prior to their submission, and may offer recommendations to Licensee to amend such contemplated preparation, filing, prosecution, or maintenance, and provide a list of the countries where the Foundation desires Licensee to file patent applications. Licensee will make a reasonable effort to implement such Foundation recommendations, provided the Foundation recommendations are acceptable to outside patent counsel and are received in sufficient time to meet any pertinent deadlines. The Foundation shall provide such patent consultation to Licensee at no cost to Licensee.
               (iii) In the event the Licensee elects not to, or fails to, continue prosecution, in whole or in part, of any Patent 1 Patent Rights in any particular country or countries, the Foundation shall have the right (but not the obligation) at its own expense to undertake the prosecution and maintenance of the Patent 1 Patent Rights. The Licensee shall notify the Foundation in writing of any election not to pursue the prosecution or maintenance of any Patent 1 Patent Rights at least sixty (60) days prior to any applicable deadline or loss of rights.
                    (A) Licensee shall have an obligation to pay a royalty on Net Sales of Licensed Products or Licensed Processes in any country in which Licensee discontinued prosecuting or abandoned Patent 1 Patent Rights. In addition, Licensee shall reimburse Foundation for all patent prosecution expenses that Foundation reasonably incurs pursuant to its election to prosecute Patent 1 Patent Rights under this Section 7.1(a)(iii) in any country in which Licensee has Net Sales.
               (iv) Foundation shall provide reasonable efforts to aid Licensee in obtaining signatures or inventor assistance as necessary to further prosecution and to secure the full protection and ownership of all rights in and to the Licensed Products and the Licensed Processes, but Licensee acknowledges that inventors include employees of the U.S. Government and other individuals, none of whom are employed by the Foundation.
          (b) After execution of this Agreement and within thirty (30) days of the Foundation’s submission of an invoice, Licensee shall reimburse the Foundation for [* * *], which is the total of all third party expenses the Foundation has incurred and paid prior to the Effective Date for the preparation, filing, prosecution, and maintenance of Patent 1 Patent Rights. If expenses are incurred by Foundation after the Effective Date that are reimbursable by Licensee under the terms hereof, the Licensee shall reimburse the Foundation for all such future third party expenses within thirty (30) days after Licensee’s receipt of invoices from the Foundation. Payment of these invoices that is made more than the number of days specified above after submission shall be considered late and subject to interest charges of one and one-half percent (1-1/2%) per month.
          (c) The Foundation and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of Patent 1 Patent Rights licensed to Licensee hereunder, executing all papers and instruments or requiring employees or
RXi — Foundation License — Optimized E75 (Peoples)

agents to execute such papers and instruments so as to enable the Foundation or Licensee to apply for, to prosecute, and to maintain patent applications and patents in the Foundation’s name in any country. Each Party shall provide to the other prompt notice as to all matters that come to its attention and that may affect the preparation, filing, prosecution, or maintenance of any such patent applications or patents.
          (d) Licensee may elect to surrender its Patent 1 Patent Rights in any country upon sixty (60) days written notice to the Foundation. Such notice shall not relieve Licensee from responsibility for Patent 1 Patent Right-related expenses incurred prior to the expiration of the sixty (60)-day notice period (or such longer period specified in Licensee’s notice).
     7.2 Patent 2 Patent Rights
          (a) The Foundation, in its sole discretion, shall be responsible for the preparation, filing, prosecution, and maintenance of any and all patent applications and patents relating to the intellectual property described under the “Patent 2” heading of Appendix A (the “Patent 2 Patent Rights”), and Licensee shall be responsible for [* * *] of the expenses incurred by the Foundation for such preparation, filing, prosecution, and maintenance (all of such expenses constituting the “Patent 2 Patent Expenses”). The Foundation shall consult with Licensee as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to Licensee copies of documents relevant to any such preparation, filing, prosecution, or maintenance.
          (b) After execution of this Agreement and within thirty (30) days of the Foundation’s submission of an invoice, Licensee shall reimburse the Foundation for [* * *], which is [* * *] of all third party expenses the Foundation has incurred and paid prior to the Effective Date for the preparation, filing, prosecution, and maintenance of Patent 2 Patent Expenses. Thereafter, Licensee shall reimburse the Foundation for [* * *] of all subsequently incurred Patent 2 Patent Expenses within thirty (30) days after Licensee’s receipt of invoices from the Foundation. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1 1/2%) per month.
          (c) The Foundation and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of Patent 2 Patent Rights licensed to Licensee hereunder, executing all papers and instruments or requiring employees or agents to execute such papers and instruments so as to enable the Foundation to apply for, to prosecute, and to maintain patent applications and patents in the Foundation’s name in any country. Each Party shall provide to the other prompt notice as to all matters that come to its attention and that may affect the preparation, filing, prosecution, or maintenance of any such patent applications or patents.
          (d) Licensee may elect to surrender its Patent 2 Patent Rights in any country upon sixty (60) days written notice to the Foundation. Such notice shall not relieve Licensee from responsibility to reimburse the Foundation for [* * *] of Patent 2 Patent Expenses incurred prior to the expiration of the sixty (60)-day notice period (or such longer period specified in Licensee’s notice).
RXi — Foundation License — Optimized E75 (Peoples)

ARTICLE VIII
INFRINGEMENT
     8.1 With respect to any Patent Rights that are exclusively licensed to Licensee pursuant to this Agreement, Licensee shall have the right, within the Territory, to prosecute in its own name and at its own expense any infringement of such patent, so long as such License is exclusive at the time of the commencement of such action. The Foundation agrees to notify Licensee promptly of each infringement of such patents of which the Foundation is or becomes aware. Before Licensee commences an action with respect to any infringement of such patents, Licensee shall give careful consideration to the views of the Foundation and to potential effects on the public interest in making its decision whether or not to sue.
          (a) If Licensee elects to commence an action as described above, Foundation may, to the extent permitted by law and at the Foundation’s own expense, elect to join as a party in that action. Regardless of whether the Foundation elects to join as a party, the Foundation shall cooperate fully with Licensee in connection with any such action.
          (b) If the Foundation elects to join as a party pursuant to subsection (a), the Foundation shall jointly control the action with Licensee.
     8.2 If Licensee elects to commence an action as described above, Licensee may deduct from its royalty payments to the Foundation with respect to the patent(s) subject to suit an amount not exceeding [* * *] of Licensee’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed [* * *] of the total royalty due to the Foundation with respect to the patent(s) subject to suit for each calendar year. If such [* * *] of Licensee’s expenses and costs exceeds the amount of royalties deducted by Licensee for any calendar year, Licensee may to that extent reduce the royalties due to the Foundation from Licensee in succeeding calendar years, but never by more than [* * *] of the total royalty due in any one year with respect to the patent(s) subject to suit.
     8.3 No settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of the Foundation, which consent shall not be unreasonably withheld or delayed.
     8.4 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse Licensee and the Foundation for litigation costs (excluding Licensee litigation costs deducted from royalty payments pursuant to Section 8.2) not paid from royalties and then to reimburse the Foundation for royalties deducted by Licensee pursuant to Section 8.2. Licensee and the Foundation shall share any remaining recoveries or reimbursements [* * *].
     8.5 If Licensee elects not to exercise its right to prosecute an infringement of the Patent Rights pursuant to this Article, the Foundation may do so at its own expense,
RXi – Foundation License – Optimized E75 (Peoples)

controlling such action and retaining all recoveries therefrom. Licensee shall cooperate fully with the Foundation in connection with any such action.
     8.6 Without limiting the generality of Section 8.5, the Foundation may, at its election and by notice to Licensee, establish a time limit of sixty (60) days for Licensee to decide whether to prosecute any infringement of which the Foundation is or becomes aware. If, by the end of such sixty (60)-day period, Licensee has not commenced such an action, the Foundation may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by the Foundation in good faith, Licensee shall pay over to Foundation any payments (whether or not designated as “royalties”) made by the alleged infringer to Licensee under any existing or future sublicense authorizing Licensed Products or Licensed Processes, up to the amount of the Foundation’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).
     8.7 If a declaratory judgment action is brought naming Licensee as a defendant and alleging invalidity of any of the Patent Rights, the Foundation may elect to take over the sole defense of the action at its own expense. Licensee shall cooperate fully with the Foundation in connection with any such action.
     8.8 During the exclusive period of the Licensee’s License hereunder, Licensee shall have the sole right, in accordance with the terms and conditions hereof, to sublicense any alleged infringer within the Territory for the Field. Any upfront fees paid in connection with such sublicense shall be shared [* * *] between Licensee and the Foundation; other royalties shall be treated in accordance with Article III.
ARTICLE IX
TERMINATION OF AGREEMENT
     9.1 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in Patent Rights has expired or been abandoned.
     9.2 The Foundation may terminate this Agreement in the circumstances set forth in this Section, and any such termination shall be effective immediately upon the Foundation giving written notice to Licensee of any of the following:
          (a) if Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.3(c)) within thirty (30) days after the date of notice in writing of such non-payment by the Foundation;
          (b) if Licensee defaults in any of its material obligations under Sections 10.4(c), 10.4(d), and 10.4(e) to procure and maintain insurance;
RXi – Foundation License – Optimized E75 (Peoples)

          (c) at any time after two (2) years from the Effective Date of this Agreement, the Foundation may, in its sole discretion, either terminate this Agreement and the License granted hereunder or render the exclusive portion of the License non-exclusive if, in the Foundation’s reasonable judgment, the Progress Reports furnished by Licensee do not demonstrate that Licensee has:
               (i) either (A) put the licensed subject matter into commercial use in the Territory, directly or through a sublicense, and is keeping the licensed subject matter continuously available to the public, or (B) has been and continues to be engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving the purposes set forth in Section 4.1; and
               (ii) met all relevant performance milestone(s) for the period covered by the most recent Progress Report and all preceding Progress Reports, or the Parties have mutually agreed in writing on a plan for meeting such milestone within twelve (12) months thereafter;
          (d) if Licensee: is unable to pay its debts as such debts become due; makes a general assignment for the benefit of creditors; has a petition in bankruptcy or a suit seeking reorganization, liquidation, dissolution, or similar relief filed against it and such petition or suit is not dismissed within sixty (60) days of its filing; or files or permits the filing of any petition or answer seeking to adjudicate itself bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Licensee or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking or consenting to the appointment of a trustee, custodian, receiver, liquidator or other similar official for Licensee or for any substantial part of its property; or takes any corporate action to authorize any of the foregoing actions;
          (e) if an examination by Foundation’s accountant pursuant to Article VI shows a willful or intentionally fraudulent underreporting or underpayment by Licensee in excess of fifteen percent (15%) for any twelve (12) month period;
          (f) if Licensee is convicted of a felony relating to the manufacture, use, or sale of any Licensed Product or Licensed Process; or
          (g) except as provided in subsections (a), (b), (c), (d), (e) and (f) above, if Licensee defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by the Foundation.
     9.3 Licensee shall provide, in all sublicenses granted by it under this Agreement, that Licensee’s interest in such sublicenses shall at the Foundation’s option terminate or be assigned to the Foundation upon termination of this Agreement.
     9.4 This Agreement may be terminated at any time by mutual written agreement between the Parties, subject to any terms herein which survive termination. Upon termination, Licensee shall submit a final Royalty Report to the Foundation and
RXi — Foundation License — Optimized E75 (Peoples)

any royalty payments, including royalty payments on any and all future sales of Licensed Products made but not yet sold at the time of termination, and unreimbursed patent expenses invoiced under this Agreement by the Foundation prior to termination shall become immediately payable.
     9.5 Upon termination, Licensee shall promptly provide to Foundation all data, including all pre-clinical data, clinical data, manufacturing data, and marketing data, derived during development or attempted development of Licensed Products or Licensed Processes. Licensee shall also provide to Foundation copies of all FDA submissions and correspondence related to Licensed Products or Licensed Processes. In addition, Licensee shall promptly provide Foundation the entire official file wrapper concerning prosecution of Patent 1 whether from outside counsel or internal counsel.
     9.6 Upon termination, Licensee grants to Foundation a nonexclusive royalty-bearing license with the right to sublicense with respect to improvements made by Licensee (including improvements licensed by Licensee from third parties to the extent Licensee has the right to grant such sublicenses). Licensee and Foundation agree to negotiate in good faith the royalty rate for such nonexclusive license. Foundation’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology related to the subject matter of this Agreement.
     9.7 Articles I and VI and Sections 2.5, 5.3 (only as it relates to any overdue Royalty Report(s) and to the Royalty Report for the half year during which the termination occurs), 7.2, 8.3, 8.4, 9.5, 9.6, 9.7, 10.1 through 10.8 inclusive, 10.10, 10.11, and 10.13 through 10.20 inclusive shall survive any expiration or termination of this Agreement indefinitely. Additionally, any rights or remedies arising out of a breach or violation of any terms of this Agreement will survive any expiration or termination of this Agreement. The expiration or termination of this Agreement shall not discharge either Party from any obligation that it owes to the other Party by reason of any loss, cost, damage, expense, liability, or contractual duty that occurs or arises (or the circumstances, events, or basis of which occurs or arises) prior to such expiration or termination, and shall not affect the right of either Party to institute or maintain any action for damages relating to any breach of this Agreement by the other Party prior to the date of termination. It is the intent of the Parties that any such obligation owed by a Party to the other Party arising before the date of expiration or termination (whether the same shall be known or unknown at such date, or whether the circumstances, events, or basis of the same shall be known or unknown at such date), including royalty obligations (computed in accordance with Article III) on sales made or ordered prior to the date of termination or expiration, indemnification obligations, and confidentiality obligations, shall survive the expiration or termination of this Agreement.
RXi — Foundation License — Optimized E75 (Peoples)

ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Rules of Construction. This Agreement is to be interpreted in accordance with the following rules of construction:
               (a) Number and Gender. All definitions of terms apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.
               (b) Including; Herein; Etc. The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” and “hereunder” and words of similar import refer to this Agreement (including all Appendices) in its entirety and are not limited to any part hereof, unless the context shall otherwise require. The word “or” is not exclusive and means “and/or.”
               (c) Sales. The terms “sold,” “sell,” and “sale(s)” include leases and other transfers and similar transactions for consideration.
               (d) Subdivisions and Attachments. All references in this Agreement to Articles, Sections, subsections, paragraphs, and Appendices are, respectively, references to Articles, Sections, subsections, and paragraphs of, and Appendices to, this Agreement, unless otherwise specified.
               (e) References to Documents and Laws. All references to this Agreement or any Appendix hereof are to it as amended, modified, and supplemented from time to time in accordance with the terms of this Agreement. All references to (i) any other agreement or instrument or (ii) any statute, law, regulation, permit, or similar item are to it as amended and supplemented from time to time (and, in the case of a statute, law or regulation, to any corresponding provisions of successor statutes, laws, or regulations), unless otherwise specified.
               (f) References to Days. Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification “Business”) is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.
               (g) Examples. If, in any provision of this Agreement any example is given (through the use of the words “such as,” “for example,” “e.g.,” or otherwise) of the meaning, intent, or operation of any provision of this Agreement, such example is intended to be illustrative only and not exclusive.
RXi — Foundation License — Optimized E75 (Peoples)

               (h) Currency. Except as expressly provided herein, all prices or other monetary amounts stated in this Agreement are, and all monetary amounts stated in any report to be delivered pursuant hereto shall be, stated in United States Dollars.
               (i) Participation in Drafting. Both Parties and their respective legal counsel have participated, or had the opportunity to participate, in the drafting of this Agreement, and this Agreement will be construed simply and according to its fair meaning and not strictly for or against either Party.
     10.2 Representations and Warranties.
               (a) Each Party covenants, represents, and warrants to the other Party that: it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated; this Agreement is legally binding upon it and enforceable in accordance with its terms; and the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental or regulatory authority having jurisdiction over it.
               (b) Foundation further covenant, represent, and warrant to Licensee that:
                    (i) Foundation is the sole owner of the Patent Rights and has the right to grant the License to Licensee as set forth in this Agreement;
                    (ii) Foundation has not granted any rights in the Licensed Patents or the Licensed Process that are inconsistent with or that limit the rights granted to Licensee under this Agreement; and
                    (iii) Foundation is not aware that any of the Licensed Patents or the Licensed Process infringes the rights of any third party.
               (c) Foundation does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Licensee or any sublicensee without infringing other patents.
               (d) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 10.2(a) AND (b), FOUNDATION EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED AND EXPRESS WARRANTIES AND MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY THE FOUNDATION, OR OF THE LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.
     10.3 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS OR EXPECTED
RXi — Foundation License — Optimized E75 (Peoples)

SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. THE FOUNDATION’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO THE FOUNDATION UNDER THIS AGREEMENT. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.
     10.4 Indemnification and Insurance.
          (a) Licensee shall indemnify, defend and hold harmless the Foundation and its current and former directors, board members, trustees, officers, employees, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”), from and against any and all claims, liabilities, costs, expenses, damages, deficiencies, losses or obligations of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) (collectively “Claims”) based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used, or sold pursuant to any right or license granted under this Agreement.
          (b) Licensee shall, at its own expense, provide attorneys reasonably acceptable to the Foundation to defend against any actions brought or filed against any Indemnitee(s) hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.
          (c) Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by any sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $4,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process, or service, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as the Foundation shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions that are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the Foundation in its sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limitation of Licensee’s liability with respect to its indemnification under this Agreement.
          (d) Licensee shall provide the Foundation with written evidence of such insurance upon request of the Foundation. Licensee shall provide the Foundation
RXi — Foundation License — Optimized E75 (Peoples)

with written notice at least fifteen (15) days prior to the cancellation, non-renewal, or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, the Foundation shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.
          (e) Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a sublicensee or agent of Licensee and (ii) a reasonable period, but in no event less than five (5) years, after the period referred to in clause (i), above.
     10.5 Limitation on Advertising and Publicity. Except as required by law, including applicable rules and regulations of the U.S. Securities and Exchange Commission and stock exchange listing requirements, Licensee shall not use the Foundation’s or USU’s name or insignia, or the name or insignia of the U.S. Government or any agency thereof, or any adaptation of the foregoing, or the name of any of Foundation’s or USU’s inventors, in any press release, public announcement, advertising, promotional, or sales literature without the prior written approval of the Foundation or USU, as the case may be.
     10.6 Assignment. Neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by Licensee to any person, whether voluntarily or involuntarily, by operation of law, or otherwise, without the prior written consent of the Foundation, which will not unreasonably be withheld or delayed. Notwithstanding the foregoing, this Agreement and Licensee’s rights hereunder may be assigned or transferred to an entity that acquires all or substantially all of the assets or business of Licensee or Licensee’s business unit holding the License, whether through merger, sale of stock, sale of assets, reorganization, or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives, and permitted assignees.
     10.7 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland, as to all matters, including matters of validity, construction, effect, performance, and remedies, irrespective of any contrary choice of law that otherwise would be applicable under the choice of laws principles of any jurisdiction.
     10.8 Compliance with Laws and Regulations. Licensee shall comply with all applicable laws and regulations, including United States laws and regulations controlling exports. Licensee agrees that it will be solely responsible for any violation of applicable laws or regulations by Licensee or its Affiliates or sublicensees, and that it will defend and hold the Foundation harmless in the event of any legal action of any nature occasioned by such violation.
RXi — Foundation License — Optimized E75 (Peoples)

     10.9 Regulatory Approvals; Patent Markings. Licensee agrees (i) to obtain all regulatory approvals required for the manufacture and sale of Licensed Products and Licensed Processes and (ii) to utilize appropriate patent marking on such Licensed Products. Licensee also agrees to register or record this Agreement as is required by law or regulation in any country where the License is in effect.
     10.10 Confidential Information and Intellectual Property. Except as specifically required to comply with obligations set forth in this Agreement, neither Party shall be obligated to disclose or furnish to the other Party any Confidential Information of such first Party or any confidential or proprietary information, technology, or intellectual property of any third party in such first Party’s possession or control. If, however, the Parties have heretofore entered or hereafter enter into a confidential information nondisclosure agreement or similar agreement (the “NDA”), neither Party may terminate the NDA prior to the termination or expiration of this Agreement. If the Parties have not entered into an NDA, each Party agrees, for the greater of a period of five (5) years after each disclosure or during the pendency of this Agreement, to maintain in confidence all Confidential Information disclosed to it by the other Party and to protect such Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the receiving Party uses to protect its own similar confidential information.
     10.11 Headings. The article, section, and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.
     10.12 Counterpart Execution. This Agreement and any modification or amendment thereof may be executed in counterparts, including counterparts transmitted by electronic mail or facsimile transmission, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Party.
     10.13 Waivers; Remedies Generally. The observance of any term of this Agreement may be waived (whether generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver will be effective only if in a writing signed by the Party against which such waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of either Party in exercising any power, right, or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or remedy, preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. A waiver by either Party shall be limited to the specific instance in which it is given and, therefore, any waiver by either Party of any obligation of the other Party under or breach by the other Party of this Agreement or of any power, right, or remedy of the waiving Party shall not be a waiver of any other obligation or further or future performance of the same obligation, of any other or succeeding breach, of any other or further exercise of such power, right, or remedy or any other power, right, or remedy.
RXi — Foundation License — Optimized E75 (Peoples)

     10.14 Severability. To the extent that any provision of this Agreement shall be judicially unenforceable in any one or more jurisdictions, such provision shall not be affected with respect to any other jurisdiction, each provision with respect to each jurisdiction being construed as several and independent. If any term or provision of this Agreement or the application thereof to any person or circumstance is, to any extent, declared or found to be illegal, unenforceable, or void, then both Parties will be relieved of all obligations arising under such term or provision, but only to the extent that such term or provision is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement will be deemed amended by modifying such term or provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another term or provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each term and provision not so affected will be enforced to the extent permitted by law. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that as closely as possible reflects such intent and to amend any other term or provision thereby rendered incapable of substantial performance or otherwise affected thereby to the extent necessary to permit the practical realization, insofar as legally possible, of the intent of the Parties.
     10.15 Relationship of the Parties; Disclaimer of Agency.
          (a) Independent Contractors. In entering into and carrying out this Agreement, the Parties will be acting solely as independent contractors. Nothing in this Agreement creates, has created, or will create any partnership, joint venture, or other business association between the Parties, nor any duties or responsibilities of partners, venturers, or members of a business association.
          (b) No Agency. Except for provisions in this Agreement expressly authorizing one Party to act for the other, this Agreement will not constitute either Party as a legal representative or agent of the other Party, nor will either Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other Party unless otherwise expressly permitted by such Party.
     10.16 No Third Party Beneficiaries. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties, their sublicensees, and the Parties’ permitted successors and assigns and shall not be construed as creating any third party beneficiaries of this Agreement or as conferring any rights whatsoever on any third party.
     10.17 Notices. Unless otherwise expressly agreed by the Party receiving notice, any notice, demand, or other communication required or permitted to be given by either Party under any provision of this Agreement must be in writing, in the English language, and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent
RXi — Foundation License — Optimized E75 (Peoples)

by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed to the intended recipient at such Party’s address set forth below, or to such other address or number as such Party may from time to time specify by notice to the other Party as provided in this Section. All notices and other communications given in accordance with the provisions of this Agreement will be deemed to have been given and received (i) when actually delivered by hand, by mail, or by courier, or (ii) when transmitted by facsimile (with acknowledgment received and a copy of such notice is sent no later than the next Business Day by a reliable overnight or two-day courier service, with acknowledgment of receipt).
     If to RXi:
RXi Pharmaceuticals Corporation
ATTN: President and CEO
60 Prescott Street
Worcester, MA 01605
Fax: 508-767-3862
     If to Apthera:
Apthera, Inc.
ATTN: President and CEO
60 Prescott Street
Worcester, MA 01605
Fax: 508-767-3862
     If to the Foundation:
The Henry M. Jackson Foundation for
    the Advancement of Military Medicine, Inc.
ATTN: General Counsel
1401 Rockville Pike, Suite 600
Rockville, MD 20852
Fax: 301-294-8130
     10.18 Disputes. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the Parties shall try to settle such conflict amicably. Subject to the limitation stated in the final sentence of this Section, any such conflict that the Parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitations. Such arbitration shall be held in Montgomery County, Maryland. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial
RXi — Foundation License — Optimized E75 (Peoples)

acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.
     10.19 Entire Agreement; Modifications. This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and replaces any prior oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, express or implied, that are not specified herein, and neither Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed by the Parties in writing. Any purported modification or amendment of the express terms or provisions of this Agreement shall be effective only if contained in a written instrument signed by each Party.
     10.20 Force Majeure. No Party shall be liable to the other Party for any losses or damages to the extent and for the period of time that they are attributable to a default or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, revolution, acts of terrorism, fire, earthquake, flood, pestilence, riot, enactment of change of law following the Effective Date, accident, labor trouble, or shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such Party; provided, however, that if such a cause occurs, then the Party affected will promptly notify the other Party of the nature and likely result and duration (if known) of such cause and use commercially reasonable efforts to mitigate any adverse effects under this Agreement. If the event lasts for a period longer than three (3) months, the Parties shall meet and discuss appropriate modifications to this Agreement or other remedial measures.
SIGNATURE PAGE FOLLOWS
RXi — Foundation License — Optimized E75 (Peoples)

THE FOUNDATION AND LICENSEE HAVE READ THIS AGREEMENT INCLUDING ALL APPENDICES HERETO AND AGREE TO BE BOUND BY ALL THE TERMS AND CONDITIONS HEREOF AND THEREOF.
IN WITNESS WHEREOF, the Parties have entered into this License Agreement as of the Effective Date.

THE HENRY M. JACKSON FOUNDATION FOR THE ADVANCEMENT OF MILITARY MEDICINE, INC.
/s/ John W. Lowe
John W. Lowe
President

7/11/2011 Date

RXI PHARMACEUTICALS CORPORATION
/s/ Mark J. Ahn, Ph.D.
Mark J. Ahn, Ph.D.
President and CEO

7/11/2011 Date

APTHERA, INC.
/s/ Mark J. Ahn, Ph.D.
Mark J. Ahn, Ph.D.
President and CEO

7/11/2011 Date

RXi — Foundation License — Optimized E75 (Peoples)

APPENDIX A
The following patent applications are included in the Patent Rights:
     Patent 1
     Title: Vaccine for the Prevention of Breast Cancer Relapse
     Inventors: Peoples and Ponniah
     as described in U.S. Provisional Application No. 60/941,524 filed on 06/01/2007; and
     as described in International Patent Application No. PCT/US2008/060044 filed on 04/11/2008, claiming priority to U.S. Provisional Application No. 60/941,524, and all corresponding National Stage Applications including but not limited to Australian Patent Application No. 2008260399 filed on 11/06/2009, Canadian Patent Application No. 2,687,368 filed on 11/16/2009, Mexican Patent Application No. MX/a/2009/012858 filed on 11/27/2009, Japanese Patent Application No. 2010-510385 and U.S. Patent Application No. 12/602,214 filed on 11/30/2009, Chinese Patent Application No. 200880018401.2 filed on 12/01/2009, European Patent Application No. 08745615.8 filed on 12/18/2009, and Korean Patent Application No. 10-2009-7027587 filed on 12/31/2009.
     Patent 2
     Title: Targeted Identification of Immunogenic Peptides
     Inventors: Peoples, Ponniah, Flora and Storrer
     as described in U.S. Provisional Application No. 60/714,865 filed on 09/08/2005; and
     as described in International Patent Application No. PCT/US2006/035171 filed on 09/08/2006, claiming priority to U.S. Provisional Application No. 60/714,865, and all corresponding National Stage Applications including but not limited to Canadian Patent Application No. 2,622,036 and U.S. Patent Application No. 12/045,402 filed on 03/10/2008, Australian Patent Application No. 2008201427 filed on 03/28/2008, and European Patent Application No. 06824918.4 and Japanese Patent Application No. 2008-530244 filed on 03/31/2008; and
     as described in International Patent Application No. PCT/GB2008/050227 filed on 03/28/2008, claiming priority to Canadian Patent Application No. 2,622,036 and U.S. Patent Application No. 12/045,402, and all corresponding National Stage Applications including but not limited to European Patent Application No. 08719072.4 filed on 10/08/2010.
RXi — Foundation License — Optimized E75 (Peoples)